UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐     Preliminary Proxy Statement.
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐     Definitive Proxy Statement.
☒     Definitive Additional Materials.
☐     Soliciting Material Pursuant to Rule 14a-12.

ONEOK PARTNERS, L.P.
(Name of Registrant as Specified In Its Partnership Agreement)

ONEOK PARTNERS GP, L.L.C.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)            Titles of each class of securities to which transaction applies: __________________.

2)            Aggregate number of securities to which transaction applies: __________________.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

______________________.

4)           Proposed maximum aggregate value of transaction: $______________________.

5)          Total fee paid: $____________________.
☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)     Amount Previously Paid:
_____________________________________________________

2)     Form, Schedule or Registration Statement No.:
_____________________________________________________

3)     Filing Party:
_____________________________________________________

4)     Date Filed:
_____________________________________________________

                                                 News

February 1, 2007                                 Analyst Contact: Ellen Konsdorf
                                                                                                                           877-208-7318
                                                                                                                                                                       Media Contact:  Beth Jensen
                                                                                                                                                                                                      402-492-3400

ONEOK Partners Solicits Proxy Vote and Schedules Special Meeting;
Management Recommends Approval of Proposals

TULSA, Okla. - Feb.1, 2007 - ONEOK Partners, L.P. (NYSE: OKS) announced today that it will hold a special meeting of its common unitholders on March 29, 2007, at 10 a.m. Central Daylight Time, at its headquarters in Tulsa, Okla.

The meeting will allow common unitholders to vote on two proposals: conversion of its Class B units into common units; and certain amendments to its partnership agreement. ONEOK Partners’ proxy statement for the special meeting was mailed today to unitholders of record at the close of business on Jan. 29, 2007.

“We recommend that all common unit holders vote in favor of these proposals,” said John W. Gibson, president and chief executive officer of ONEOK Partners.

Under the current terms of the Class B units, failure to approve the conversion proposal and the amendment proposal will result in increased distributions, effective as of April 7, 2007, to the holders of the Class B units equal to 110 percent of the distributions due to common unitholders (and in certain circumstances, 123.5 percent of distributions), reducing the amount of funds available for distribution to holders of common units.

“Approving these proposals is an important final step in the transactions we completed last year that helped generate a 45 percent increase in the value of the ONEOK Partners common units since it was announced last February,” Gibson added.

ONEOK Partners has also increased its cash distributions to unitholders four times since the transactions were completed in April 2006, resulting in a current annual distribution of $3.92, up 23 percent in the last 11 months.

In April 2006, as part of a series of transactions, ONEOK Partners acquired $3 billion of assets from ONEOK, Inc., in exchange for $1.35 billion in cash and approximately 36.5 million Class B units. The Class B units and the related general partner interest contribution were valued at $1.65 billion at the time of the transaction. In addition, a subsidiary of ONEOK, Inc. became the sole general partner of the partnership. Also, as a part of the transaction, the partnership agreed to submit to common unitholders a proposal to approve the conversion of the Class B units into common units and to approve changes in the partnership agreement.

The conversion proposal requires the approval of a majority of the common units voted at the special meeting, provided that the total votes cast on the conversion proposal represent a majority of the common units entitled to vote, excluding common units controlled by ONEOK, Inc. and its affiliates (including the general partner). The partnership amendment proposal requires the approval of at least two-thirds of the outstanding common units, excluding the common units and Class B units held by ONEOK, Inc. and its affiliates.

Investor Notice
ONEOK Partners has filed a proxy statement and other documents with the Securities and Exchange Commission. Investors are urged to read carefully the proxy statement, because it contains important information regarding the unit conversion and related amendments to the partnership agreement. A copy of the proxy statement can be obtained without charge, by contacting D.F. King & Co., Inc., which is assisting ONEOK Partners, toll-free at 1-800-549-6746.

ONEOK Partners unit holders who have questions regarding the proposals or need assistance voting their common units, should contact D.F. King & Co., Inc., who is acting as information agent for ONEOK Partners, as follows:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Toll-Free: 1-800-549-6746
Call Collect: 1-212-269-5550
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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-FV

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